Exhibit 5.4

1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com

May 23, 2025

018392/0001

Agree Realty Corporation 32301 Woodward Avenue Royal Oak, Michigan 48073

Ladies and Gentlemen:

We have acted as special Texas counsel to Agree Dallas Forest Drive, LLC, a Texas limited liability company (the “Texas Guarantor”), a subsidiary of Agree Limited Partnership, a Delaware limited partnership (“Agree LP”), in connection with an Underwriting Agreement dated May 14, 2025 (the “Underwriting Agreement”), by and among Agree LP, Agree Realty Corporation, a Maryland corporation (the “Parent Guarantor”), the subsidiary guarantors party thereto, including the Texas Guarantor (the “Subsidiary Guarantors”), and J.P. Morgan Securities LLC, Mizuho Securities USA LLC, PNC Capital Markets LLC, and Wells Fargo Securities, LLC, as representatives (collectively, the “Representatives” and each, a “Representative”) of the several underwriters listed in Schedule I thereto (collectively with the Representatives, the “Underwriters”). Pursuant to the Underwriting Agreement, the Underwriters severally agreed to purchase from Agree LP $400,000,000 aggregate principal amount of 5.600% Notes due 2035 (the “Notes”), which will be issued under the Indenture, dated August 17, 2020 (the “Base Indenture”), among Agree LP, the Parent Guarantor and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as the trustee (the “Trustee”), as supplemented by the Officer’s Certificate, dated May 23, 2025, of Agree LP and the Parent Guarantor (the “Officer’s Certificate,” and together with the Base Indenture, the “Indenture”). The Notes will be guaranteed by the Parent Guarantor and each Subsidiary Guarantor, including the Texas Guarantor (the “Guarantee”).

On May 5, 2023, the Parent Guarantor, Agree LP and the Subsidiary Guarantors filed a Registration Statement on Form S-3ASR (Registration No. 333-271668) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on May 6, 2024, the Parent Guarantor, Agree LP and the Subsidiary Guarantors filed a Post-Effective Amendment No. 1 to such Registration Statement with the Commission, and on May 14, 2025, the Parent Guarantor, Agree LP and the Subsidiary Guarantors filed a Post-Effective Amendment No. 2 to such Registration Statement with the Commission (such Registration Statement as amended, the “Registration Statement”). The offer and sale of the Notes and the Guarantee are registered under the Registration Statement.

Capitalized terms used but not defined herein have the meanings given such terms in the Underwriting Agreement.

Agree Realty Corporation

May 23, 2025

For purposes of the opinions we express below, we have examined the originals or copies, certified or otherwise identified, of: (i) the certificate of formation and operating agreement, each as amended to date, of the Texas Guarantor; (ii) the Registration Statement; (iii) Agree LP’s preliminary prospectus supplement dated May 14, 2025, and filed with the Commission on May 14, 2025; (iv) Agree LP’s Free Writing Prospectuses, each dated May 14, 2025, and filed with the Commission on May 14, 2025; (v) Agree LP’s final prospectus supplement, dated May 14, 2025, and filed with the Commission on May 16, 2025; (vi) the Underwriting Agreement; (vii) the Indenture; (viii) the Guarantee; and (ix) the limited liability company records of the Texas Guarantor, including minute books of the Texas Guarantor, certificates of public officials and of representatives of the Texas Guarantor, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In giving such opinions, we have relied upon certificates of officers of the Texas Guarantor and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as copies thereof, and (v) that all other information submitted to us was accurate and complete.

Our opinion in paragraph 1 below is based solely upon certificates of public officials issued by the State of Texas.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1.            The Texas Guarantor is validly existing and in good standing under the laws of the State of Texas.

2.            The Texas Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Guarantee.

3.            All necessary limited liability company action has been taken by the Texas Guarantor to authorize its execution, delivery and performance of the Guarantee.

4.            The Guarantee will be duly issued when issued by the Texas Guarantor.

The opinions expressed herein are limited to the laws of the State of Texas and we do not express any opinion herein concerning United States federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Texas, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Texas, we do not express any opinion on such matter.

Agree Realty Corporation

May 23, 2025

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Parent Guarantor’s Current Report on Form 8-K. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Porter Hedges LLP

PORTER HEDGES LLP